Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2016 Equity Incentive Plan, the 2006 Stock Plan and the 2016 Employee Stock Purchase Plan of Coupa Software Incorporated of our report dated March 25, 2016 (except as to the third paragraph of Note 2, as to which the date is September 22, 2016), with respect to the consolidated financial statements of Coupa Software Incorporated included in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-213546) and related Prospectus of Coupa Software Incorporated filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

October 4, 2016